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                   [ISLE OF CAPRI CASINOS, INC. LETTERHEAD]


April 28, 1999


Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549


Re:  Isle of Capri Casinos, Inc.
     Registration Statement on Form S-8 -- 1992 and 1993 Stock Option Plans
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Ladies and Gentlemen:

As General Counsel of Isle of Capri Casinos, Inc., a Delaware corporation (the "Company"), I am familiar with the corporate proceedings taken and to be taken in connection with the registration under the Securities Act of 1933, as amended, of 3,170,750 additional shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company available for issuance under the Company's 1992 and 1993 Stock Option Plans (the "Plans").

I have examined the Company's Registration Statement on Form S-8 (relating to the Common Stock to be issued under the Plans) in the form to be filed with the Securities and Exchange Commission on or about April 28, 1999 (the "Registration Statement") and I have examined and am familiar with the Certificate of Incorporation and the By-laws of the Company and the Plans. I have also examined such other documents, records and certificates of the Company as I consider necessary for the purpose of this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock to be issued pursuant to the Plans have been duly authorized and will, upon due issuance and sale thereof, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Allan B. Solomon
Allan B. Solomon
General Counsel
Isle of Capri Casinos, Inc.